Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 27 day of June, 1990, by and among INET, Inc., a Texas corporation (the “Employer”), and Michael J. Reiman, an individual residing in the State of Texas (the “Employee”).

RECITALS:

A.                                   Employer is engaged as a telecommunications equipment manufacturer;

B.                                     Employer desires to engage Employee as an employee to perform the services required of him by the terms hereof;

C.                                     Employer desires to provide an incentive for Employee to participate in the growth and successful operation of Employer;

D.                                    Employee desires to accept employment as an employee of Employer; and

E.                                      Employer desires to protect its legitimate business interests.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE I

ASSOCIATION AND RELATIONSHIP

1.1  Nature of Employment.  Employer hereby employs Employee and Employee hereby accepts such employment from Employer upon the terms and conditions herein set forth. In his employment with Employer, Employee may be assigned to any territory, may be directed to occupy various positions, and may be required to work in any location, all this designated by Employer as it determines to be in its best interest.

1.2  Nature of Relationship.  Employer agrees to employ Employee and Employee agrees to render his exclusive services to Employer with such duties as may be assigned to him from time to time by Employer. Employee agrees to perform his duties in accordance with any rules and regulations promulgated by Employer. It is expressly agreed that the continued employment of Employee by Employer from the date of this Agreement is part of Employee’s consideration for this Agreement.

1.3  Exclusive Services. Employee shall devote his entire time and attention to Employer’s business and affairs and shall not, without the consent of the Board of Directors of Employer, either directly or indirectly, engage in any other profession or business which would necessitate Employee giving an appreciable portion of his time and effort to the detriment of Employer’s business. Passive and personal investments and the conduct of private business affairs shall not be prohibited under this Agreement to the extent that such activities do not detrimentally affect Employer’s business.

ARTICLE II

COMPENSATION

2.1  Compensation. In consideration of his services, Employer agrees that during the term of this Agreement, Employee shall be paid Three Thousand Four Hundred dollars ($3,400.00) per calendar month.

2.2  Stock Option Arrangement.  In consideration of Employee’s employment with Employer and in order to provide Employee with an opportunity to purchase a proprietary interest in Employer, Employer agrees to grant Employee a stock option pursuant to a Stock Option Agreement to be executed by the parties.

2.3  Working Facilities.  Employee shall be furnished with such facilities and services as may be required by his position and the adequate performance of his duties.

2.4  Reimbursement of Expenses.  The Employer shall reimburse the Employee for all reasonable and necessary expenses incurred in the performance of his duties hereunder.

ARTICLE III

COVENANT NOT TO COMPETE

3.1  Covenant.  Employee hereby agrees that during the term of this Agreement and for a period of two (2) years after the termination hereof, regardless of the cause of termination, Employee will not directly or indirectly, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Employee owns less than one percent of any class of outstanding securities), or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for the benefit of any other person, firm, or corporation, without the prior written consent of the Board of Directors of Employer, compete with Employer by engaging in any of the following acts, which acts shall be considered violations of this covenant not to compete:

(a)                                  Directly or indirectly engage in the selling or merchandising of any Product Line (hereinafter defined) which Employer sells, solicits the sale of, or otherwise merchandises the Product Line;

(b)                                 Canvass, solicit, accept, or perform any type of work then performed by Employer with respect to the Product Line of any Supplier (hereinafter defined) of Employer, including but not limited to, the solicitation of the right to sell, merchandise, or distribute any Product Line of a Supplier;

(c)                                  Directly or indirectly induce or attempt to induce any Supplier or Customer (hereinafter defined) to withdraw, curtail, or cancel its business with Employer;

(d)                                 Give or attempt to give any person, partnership, or corporation the right to solicit or canvass any Supplier for the selling, merchandising, or distribution of any Product Line; or

(e)                                  Directly or indirectly disclose to any person, partnership, or corporation, the name of any Supplier.

3.2  Definitions.

(a)                                  Product Line. As used herein the term “Product Line” includes any form of goods, merchandise, or product that is manufactured, merchandised, sold, or in any way produced or distributed by Employer or a Supplier of Employer.

(b)                                 Suppliers. As used herein the term “Suppliers” includes any individual or business entity for which Employer merchandises, sells, or otherwise aids in the distribution of any goods, merchandise, or products of any kind during the term of this Agreement; from which Employer purchases any goods, merchandise, or products of any kind for resale during the term of this Agreement; or prospective suppliers with which Employee has reason to believe negotiations are under way upon termination of this Agreement.

(c)                                  Customers. As used herein the term “Customers” includes any individual or business entity which has purchased any goods, merchandise, or products from Employer, or any architect, engineer, programmer or designer that has recommended any item of a Product Line or consulted with Employer regarding any Product Line.

ARTICLE IV

CONFIDENTIAL INFORMATION

4.1  Nondisclosure. Employee expressly covenants and agrees that he will not, during his employment with Employer or at any time after the termination hereof, irrespective of the time, manner, or cause of the termination, directly or indirectly, reveal, divulge, disclose, or communicate to any person, film, or corporation, other than authorized officers, directors, and employees of Employer, in any manner whatsoever, any Confidential Information of Employer or any of its subsidiaries or affiliates without the prior written consent of the Board of Directors of Employer.

4.2  Definition of “Confidential Information”. As used herein, “Confidential Information” means information of any kind, nature, and description disclosed to, discovered by, or otherwise known by Employee as a direct or indirect consequence of or through his employment with Employer, not generally known in the businesses in which Employer is or may become engaged, about Employer’s business, merchandise, processes and services, including, but not limited to, information relating to Employer’s research, developments, inventions, product lines, designs, purchasing, finances and financial affairs, marketing, merchandising, clients, customers, architects, designers, or persons or concerns likely to become clients, customers, architects, or designers, any past or present merchandise or supply sources, or persons or concerns likely to become merchandise or supply sources in the future, system designs, procedure manuals, the prices it obtains or has obtained or at which it sells or has sold its services or products, the name of its personnel, automated data programs, reports, personnel procedures, and supply and service resources.

4.3  Return of Confidential Information. Upon termination of this Agreement, unless authorized to the contrary in writing by the Board of Directors of Employer, Employee will surrender to Employer all Confidential Information, including, but not limited to, all lists, charts, schedules, reports, financial statements, books, and records, and all copies thereof, of Employee and any and all other property belonging to Employer whatsoever.

ARTICLE V

SURVIVAL OF COVENANTS

In the event of termination of this Agreement, with or without cause, then (a) the covenant contained in Article ill hereof shall survive for a period of two (2) years after the date this Agreement is terminated and (b) the covenant contained in Article IV hereof shall survive indefinitely. During the continuation, the covenants shall remain in full force and effect as if the Agreement were continuing.

ARTICLE VI

ENFORCEMENT OF COVENANTS

Employee agrees that a violation in his part of any covenant contained in this agreement will cause such damage to Employer as will be irreparable and for that reason, Employee further agrees that Employer shall be entitled, as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies Employer may have, including, specifically, recovery of liquidated and additional damages. Employee expressly acknowledges and agrees that the respective covenants and agreements contained herein are reasonable as to both scope and time. Employee and Employer expressly acknowledge and agree that such covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a court of competent jurisdiction determines that a more limited scope of time is required.

ARTICLE VII

TERM OF AGREEMENT

7.1  Term.  The term of this Agreement shall be for a period of one year from the date hereof, and shall, without the necessity of any action by either party, automatically renew for subsequent one year periods, but subject to termination by the Employer giving thirty (30) days or more written notice to the Employee. In the event of termination, Employer shall be under no obligation to Employee except to pay him such salary as he may be entitled to receive up to the time of termination.

7.2  Immediate Termination. Employer may terminate this Agreement without notice if Employee breaches any of the covenants of this Agreement including, but not limited to, disclosing Confidential Information, or in any way jeopardizing the professional integrity, reputation, or client relationships of Employer. The determination of a breach of any covenant for purposes of this section shall be at Employer’s sole discretion.

7.3  Mutual Agreement. Employee’s employment under this Agreement may be terminated by mutual written agreement of Employee and Employer.

7.4  Illness or Incapacity. If during the term of this Agreement, or any renewal term, the Employee should be prevented from performing his duties by reason of illness or incapacity for an aggregate of three (3) months in anyone year, the Employer shall not be obligated to pay the Employee any compensation for any period of absence in excess of the aggregate of three (3) months in any year. If during the term of this Employment Agreement, or any renewal term, the Employee should be prevented from performing his duties by reason of illness or incapacity for a continuous period of three (3) months, then the Employer, may, if it so elects, upon thirty (30) days’ prior notice, terminate the Employee’s employment.

7.5  Death of Employee. In the event of the Employee’s death during the term of this Agreement, this Agreement shall terminate immediately and the Employee’s estate shall receive the salary due to the Employee through the last day of the calendar month in which his death shall have occurred.

7.6  Termination Upon Sale of Business. Notwithstanding anything herein contained to the contrary, the Employer may terminate this Agreement upon thirty (30) days’ written notice to the Employee upon the happening of any of the following events; (A) the sale by the Employer of substantially all of its assets; (B) the sale, exchange or other disposition, in one transaction, of fifty- one percent (51%) of the outstanding shares of the Employer; (C) a decision by the Employer to terminate its business and liquidate its assets; or (D) the merger or consolidation of the Employer in a transaction in which the shareholders of the Employer receive less than fifty per cent (50%) of the outstanding voting shares of the new or continuing entity.

ARTICLE VIII

MISCELLANEOUS

8.1  Notice. All notices provided for by this Agreement shall be made in writing; (a) either by actual delivery of the notice to the party thereunto entitled; or (b) by the mailing of the notice in the United States mail addressed to the party to be notified at the address listed below (or at such other address as may have been designated by written notice), certified or registered mail, return receipt requested. The notice shall be deemed to be received (a) if by personal delivery, on the date of its actual receipt by the party entitled thereto or (b) if by mail, on the date of deposit in the United States mail.

EMPLOYER:	INET, Inc.
740 East Campbell
Suite 812
Richardson, Texas 75081

EMPLOYEE:	Michael J. Reiman
615 Hilltop Circle
Wylie, Texas 75098

8.2  Entire Agreement. This Agreement contains the entire agreement of the parties and supercedes all prior agreements and understandings, oral or written, if any, between the parties. No modification or amendment of any of the terms, conditions, or provisions herein may be made otherwise than by written agreement signed by the parties.

8.3  Governing Law. The laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement.

8.4  Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer, Employee, and their respective heirs, personal representatives, successors, and assigns; provided, however, that Employee may not assign any rights or obligations hereunder without the express written consent of Employer. This Agreement shall also bind and inure to the benefit of any successor of Employer by merger or consolidation, or any assignee of all or substantially all of Employer’s properties.

8.5  Savings Clause. If anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, such provisions as so rewritten shall be binding upon Employer and Employee.

8.6  Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

8.7  Descriptive Heading. Titles to paragraphs are for information purposes only and shall not be used for interpretation of this Agreement.

8.8  Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement is signed and executed the day and year rust above written.

EMPLOYER:		EMPLOYEE:

/s/ Mark A. Weinzierl		/s/ Michael J. Reiman
INET, Inc.		Michael J. Reiman
By:	Mark A. Weinzierl
Title:	Secretary